EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-90677, 333-49958, 333-74006, 333-110371, 333-101093 and 333-112367) and on Form S-8 (File Nos. 333-80839, 333-42068, 333-106430 and 333-120802) of The Goldman Sachs Group, Inc. of our report dated February 4, 2005 relating to the financial statements, the financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of this Form 10-K. We also consent to the incorporation by reference in such Registration Statements of our report dated February 4, 2005 relating to Selected Financial Data, which appears in Exhibit 99.1 of this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
February 7, 2005